Exhibit 10.1
(Unofficial English Translation Solely for Convenience)

Project Investment Contract

Xi’an Lintong Tourism and Business Development Management Commission (Party A)

Xi’an Tech Full Simo Motor Co., Ltd. (Party B)

In accordance with laws and regulations, including the PRC Contract Law, the PRC Land Administration Law, and the PRC Provisional Ordinance for the Grant and Transfer of Use Right of State Owned Urban Land, and on an equal, voluntary, and mutually beneficial basis, Party A and Party B have reached the following agreement regarding Party B’s investment and development of the “Electromechanical Products Capacity Expansion” project in the area administrated by Party A:

1. Party B shall invests in the area administrated by Party A to develop the electromechanical products capacity expansion project, with a total investment of RMB 2.1 billion, an estimated annual production capacity of RMB 5 billion after completion, and a total annual tax payment of RMB 200 million.

2. The land that Party A shall transfer to Party B is located in Daixin Industrial Development Zone in Xi’an Lintong Tourism and Business Development Zone. This land has an area of approximately 500 Mu, including approximately 68.2 Mu of public roads, (subject to the actual measurement by the Administration of National Land and Resources), and the location is shown in the sketch attached. The use of this land shall be for industrial use, and the period of this transfer shall be 50 years, beginning from the day on which Party A delivers this land to Party B. The comprehensive price of this land transfer is RMB 500,000 per Mu, with a total price of approximately RMB 250 million (including Land Use Fee for New Construction Land, Reclamation Fee, Land Compensation Fee, Labor Placement Subsidizing Fee, Crop Compensation Fee, Transfer Fee, Land Administration Fee, the “Two Taxes and One Payment,” and Social Security Contribution).

3. Within 7 days after this Contract is signed and comes into effect, Party B shall make the first payment to Party A (60% of the total comprehensive price of this land transfer), namely approximately RMB 150 million. Within 3 days after Party A delivers this land to Party B for use, Party B shall pay Party A 30% of the total comprehensive price of this land transfer, namely approximately RMB 75 million. After Party A delivers a photocopy of the Land Use Certificate to Party B, Party B shall pay Party A on a one-time basis the remaining amount of the total price, after which payment Party A shall deliver the Land Use Certificate to Party B.

4. Duties of Party A

1) Within 60 days after Party B makes the first payment to Party A (60% of the total comprehensive price of this land transfer), namely approximately RMB 150 million, Party A shall reclaim this land and deliver it to Party B for use.

2) Within 30 business days after Party B provides Party A with all required materials, Party A shall on behalf of Party B complete the application for the Construction Land Planning Permit, the Construction Project Planning Permit, the project filing, and the review procedure. Within 30 business days after Party B provides Party A with all required materials and pays relevant fees, Party A shall on behalf of Party B apply for and obtain the Construction Permit. Party A shall assist Party B in the application procedures for the review of fire protection, water, and electricity related to this project. Relevant fees incurred in the application procedures shall be paid by Party B according to relevant regulations.

3) Party A shall deliver temporary access to water and electricity (high voltage) for construction to the red line of this land area, with water and electricity to be paid for by Party B. Party A shall deliver permanent access to water, electricity (high voltage), and sewage disposal facilities to the red line of this land area within 15 business days before operations of this project is formally commenced, with internal connection projects to be paid for and undertaken by Party B.

4) Within two years after Party B has paid Party A 90% of the total comprehensive price of this land transfer, namely approximately RMB 225 million, Party A shall on behalf of Party B apply for and obtain the Land Use Certificate.

5) Party A shall ensure that Party B obtains the Use Certificate of State Owned Land at the time stipulated in this contract and that this Land Use Certificate is legal and obtained through legal land review procedures. Before the Land Use Certificate is obtained, Party A shall ensure Party B’s normal and reasonable use of this land and Party B’s normal operating activities.

5. Duties of Party B

1) The use of this land by Party B must be in accordance with the use stipulated in this contract and must not be unilaterally changed. During the period of this transfer, any change to the use of this land needs to be approved by Party A, and both parties shall enter into a land transfer contract anew according to relevant regulations, adjust the comprehensive price of the transfer of this land, and go through the land use right transfer process.

2) For the items to be processed by Party A or processed by Party A on behalf of Party B pursuant to this contract, Party B shall provide Party A with all materials in time according to the written request of Party A, or otherwise take responsibility for any delay in the process.

3) Party B shall provide the environmental assessment report of this project and satisfy the national environmental protection requirement.

4) Before operations of this project is formally commenced, party B shall complete industrial and commercial registration, tax registration, and the legal person registration in the area administrated by Party A

5) Party B shall organize the planning and design according to the planning requirement and submit the planning and design to Party A for review.

6) Party B shall commence the construction of the main facility within 60 days after Party A delivers this land to Party B for use. The time limit for the construction in this project is 24 months.

6. Liabilities for the Breach of This Contract

1) In the event Party A breaches Article 4 Item 1 of this contract, after 30 days of delay, for each additional day of delay Party A shall pay Party B a penalty equal to 5‰ of the total amount that has been paid by Party B for this land transfer.

2) In the event Party B breaches Article 3 of this contract, for each day of delay Party B shall pay Party A a penalty equal to 5‰ of the amount that has not been paid by Party B.

3) In the event Party B does not commence the construction in two consecutive years after this contract is signed, Party A has the right to reclaim the use right of this land without compensation.

7. After this contract is signed and stamped by Party A and Party B, if this contract cannot be implemented due to such force majeure as changes in national laws, regulations, or policies, wars, or large-scale natural disasters, then neither party shall be responsible for any breach of this contract.

8. If in 30 days after this contract is signed, Party B fails to make the first payment (namely approximately RMB 150 million) pursuant to Article 3 of this contract, this contract is terminated automatically.

9. At the end of the period of this transfer, if Party B needs continued use of this land, then Party B shall regain the land use right according to relevant procedures.

10. Regarding matters not covered in this contract, Party A and Party B shall negotiate and enter into supplemental contracts, and these supplemental contracts shall have the same legal effect as this contract.

11. Any dispute that arises during the implementation of this contract shall be resolved through negotiation or, if such negotiation fails, submitted to the People’s Court of Lintong District, Xi’an, for a resolution.

12. This contract is in sextuple, with three copies kept by each of Party A and Party B, and comes into effect after being signed and stamped by representatives of Party A and Party B.

Attachment: One sketch of the land for this project.

Party A: Xi’an Lintong Tourism and Business Development Management Commission (stamp)

Representative: Shengmin Wu (stamp)

Party B : Xi’an Tech Full Simo Motor Co., Ltd. (stamp)

Representative: Tianfu Yang (stamp)

June 10, 2011